Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
LANDEC CORPORATION AND GREENLINE HOLDING COMPANY

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Landec Corporation (“Landec”) and GreenLine Holding Company (“GreenLine”) after giving effect to Landec’s acquisition of GreenLine on April 23, 2012, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of February 26, 2012 is presented as if the acquisition of GreenLine had occurred on February 26, 2012.

The unaudited pro forma condensed combined statements of operations for the nine months ended February 26, 2012, and fiscal year ended May 29, 2011, are presented as if the GreenLine acquisition had occurred on May 31, 2010 and were carried forward through each of the aforementioned respective periods.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended May 29, 2011 and our Quarterly Report on Form 10-Q for the quarter ended February 26, 2012, the historical financial statements of GreenLine for the year ended December 25, 2011 included as Exhibit 99.1, and other information pertaining to us and GreenLine contained in this Form 8-K/A.

LANDEC CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
February 26, 2012
(in thousands)

	Landec	GreenLine Holding	Proforma		Proforma
	Corporation	Company	Adjustments		Combined
Current assets:
Cash and cash equivalents	$12,534	$-	$(880	)(A), (B), (C)	$11,654
Marketable securities	25,094	-	(18,659	)(B)	6,435
Accounts receivable, net	23,366	6,197			29,563
Accounts receivable, related party	378	-			378
Income tax receivable	212	45			257
Inventories, net	19,932	1,462	86	(D)	21,480
Notes and advances receivable	508	-			508
Deferred taxes	1,674	-	450	(E)	2,124
Prepaid expenses and other current assets	2,410	239			2,649
Total current assets	86,108	7,943	(19,003)		75,048

Investment in non-public company, non-fair value	793	-			793
Investment in non-public company, fair value	20,388	-			20,388
Property and equipment, net	51,791	13,416	(3,359	)(F)	61,848
Goodwill, net	36,462	18,545	(6,022	)(G)	48,985
Trademarks/tradenames, net	12,428	12,065	23,935	(H)	48,428
Customer relationships, net	3,135	14,441	(6,941	)(H)	10,635
Other assets	441	515	946	(I)	1,902
Total Assets	$211,546	$66,925	$(10,444)		$268,027

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,452	$4,943			$19,395
Related party accounts payable	217	-			217
Accrued compensation	3,918	834	395	(J)	5,147
Other accrued liabilities	12,717	4,019	497	(K), (L)	17,233
Deferred revenue	344	-			344
Line of credit	-	2,137	10,629	(K), (M)	12,766
Current portion of long-term debt	4,330	8,833	(5,161	)(K), (M)	8,002
Total current liabilities	35,978	20,766	6,360		63,104

Long-term debt, less current portion	12,170	34,800	(6,656	)(K), (M)	40,314
Deferred taxes	12,627	3,842	(1,510	)(E)	14,959
Other non-current liabilities	1,161	-			1,161
Total liabilities	61,936	59,408	(1,806)		119,538

Stockholders' Equity:
Common stock	26	-			26
Additional paid-in capital	121,041	27,947	(27,947	)(N)	121,041
Accumulated other comprehensive income	(202)	-			(202)
Retained earnings	27,043	(20,430)	19,309	(C), (N)	25,922
Total stockholders' equity	147,908	7,517	(8,638)		146,787
Noncontrolling interest	1,702	-	-		1,702
Total Equity	149,610	7,517	(8,638)		148,489
Total Liabilities and Stockholders' Equity	$211,546	$66,925	$(10,444)		$268,027

NOTE: GreenLine's balance sheet is as of March 25, 2012

LANDEC CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Nine Months Ended February 26, 2012
(in thousands, except per share amounts)

		GreenLine
	Landec	Holding	Proforma		Proforma
	Corporation	Company	Adjustments		Combined
Revenues:
Product sales	$229,577	$67,468			$297,045
Service revenue, related party	2,330	-			2,330
License fees	3,028	-			3,028
Total revenues	234,935	67,468	-		302,403

Cost of revenue:
Cost of product sales	191,784	56,569	(712	)(P)	247,641
Cost of product sales, related party	3,812	-			3,812
Cost of service revenue	1,907	-			1,907
Total cost of revenue	197,503	56,569	(712)		253,360

Gross profit	37,432	10,899	712		49,043

Operating costs and expenses:
Research and development	7,142	-			7,142
Selling, general and administrative	19,172	6,635	(1,389	)(Q)	24,418
Provision for related party receivable	-	2,419	-		2,419
Other operating expenses	-	599	(599	)(R)	-
Total operating costs and expenses	26,314	9,653	(1,988)		33,979

Operating income	11,118	1,246	2,700		15,064

Dividend income	844	-			844
Interest income	219	-	(117	)(S)	102
Interest expense and financing costs	(492)	(5,011)	4,035	(T)	(1,468)
Other income	4,595	-			4,595
Net income before taxes	16,284	(3,765)	6,618		19,137
Income tax expense	(6,079)	(4,992)	3,908	(U)	(7,163)
Consolidated net income	10,205	(8,757)	10,526		11,974
Noncontrolling interest	(288)	-	-		(288)
Net income applicable to Common Stockholders	$9,917	$(8,757)	$10,526		$11,686

Basic net income per share	$0.38				$0.45
Diluted net income per share	$0.38				$0.45

Shares used in per share computation:
Basic	25,944				25,944
Diluted	26,205				26,205

NOTE: GreenLine's results are for the 9 months ended 3/31/12

LANDEC CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Fiscal Year Ended May 29, 2011
(in thousands, except per share amounts)

	GreenLine
	Landec	Holding	Proforma		Proforma
	Corporation	Company	Adjustments		Combined
Revenues:
Product sales	$267,121	$92,972			$360,093
Service revenue, related party	3,391	-			3,391
License fees	5,400	-			5,400
Research, development and royalty revenues	817	-			817
Total revenues	276,729	92,972	-		369,701

Cost of revenue:
Cost of product sales	223,613	75,607	(721	)(O), (P)	298,499
Cost of product sales, related party	3,554	-			3,554
Cost of service revenue	2,867	-			2,867
Total cost of revenue	230,034	75,607	(721)		304,920

Gross profit	46,695	17,365	721		64,781

Operating costs and expenses:
Research and development	9,275	-			9,275
Selling, general and administrative	24,608	11,298	(2,295	)(Q)	33,611
Other operating expenses	4,780	3,211	-		7,991
Management fees	-	500	(500	)(R)	-
Total operating costs and expenses	38,663	15,009	(2,795)		50,877

Operating income	8,032	2,356	3,516		13,904

Dividend income	328	-			328
Interest income	430	-	(195	)(S)	235
Interest expense and financing costs	(820)	(6,000)	4,419	(T)	(2,401)
Other income	472	-			472
Net income before taxes	8,442	(3,644)	7,740		12,538
Income tax expense	(4,181)	(50)	(404	)(U)	(4,635)
Consolidated net income	4,261	(3,694)	7,336		7,903
Noncontrolling interest	(341)	-	-		(341)
Net income applicable to Common Stockholders	$3,920	$(3,694)	$7,336		$7,562

Basic net income per share	$0.15				$0.29
Diluted net income per share	$0.15				$0.28

Shares used in per share computation:
Basic	26,397				26,397
Diluted	26,626				26,626

NOTE: GreenLine's results are for the 12 months ended 6/30/11

LANDEC CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of February 26, 2012, and the unaudited pro forma condensed combined statements of operations for the nine months ended February 26, 2012, and for the fiscal year ended May 29, 2011, are based on the historical financial statements of Landec Corporation (“Landec”) and those of GreenLine Holding Company (“GreenLine”) after giving effect to the GreenLine acquisition on April 23, 2012 (“Closing Date”) and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

We account for business combinations pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations.  In accordance with ASC 805, we recognize separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any non controlling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures.  Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill.  In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from our preliminary estimates.  These changes could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of February 26, 2012 is presented as if the GreenLine acquisition had occurred on February 26, 2012.

The unaudited pro forma condensed combined statements of operations for the nine months ended February 26, 2012, and year ended May 29, 2011, are presented as if the GreenLine acquisition had occurred on May 31, 2010.  Since GreenLine’s fiscal year end of December 25, 2011 differs from Landec’s fiscal year end of May 29, 2011, GreenLine’s results have been presented as if its fiscal year end was May 29, 2011.

2. PURCHASE PRICE ALLOCATION

The total consideration paid by Apio Inc. (“Apio), a wholly-owned subsidiary of Landec, to GreenLine shareholders at closing for all of the outstanding securities of GreenLine consisted of $62.9 million in cash, of which $4.725 million was placed in an escrow account until October 23, 2013 to secure the indemnification rights of Apio and Landec and other indemnities with respect to certain matters, including breaches of representations, warranties and covenants of GreenLine included in the Stock Purchase Agreement (the “Agreement”).  Apio may also be required to pay up to an additional $7.0 million in earn out payments based on GreenLine achieving certain revenue targets during calendar year 2012.  The earn out is comprised of an initial cliff amount of $4.0 million for achieving a certain revenue target during calendar year 2012 and then up to an additional $3.0 million for exceeding the revenue target by $3.0 million or more.

In accordance with ASC Topic 805, the contingent payment obligations are included in the purchase price allocation and are recorded as a long-term liability at estimated fair value on the Closing Date.  The estimated fair value of this short-term liability is based on management’s assessment of whether, as of the Closing Date, the specified financial targets would be achieved, and of the present value factors associated with the timing of the milestone achievement.  Landec has performed an analysis of projected revenues for GreenLine that are subject to the earn out and has concluded that it is more likely than not that GreenLine will achieve the initial revenue target but not exceed it and therefore Landec has recorded $3.9 million (fair value of the earn out payment as of May 27, 2012) of additional purchase price for the projected earn out payment.

In accordance with ASC Topic 805, management will remeasure the fair value of the contingent payment obligations at each reporting period, with any changes in fair value being recorded in the current period’s Consolidated Statement of Income.

For purposes of presentation in the unaudited pro forma condensed combined financial information, the estimated purchase price for GreenLine is $66.8 million, as follows (in thousands):

Cash	$62,900
Contingent consideration	3,926
Total	$66,826

Preliminary Allocation of Consideration Transferred

Under the purchase method of accounting, the identifiable assets acquired, and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of the Closing Date. The excess of the acquisition date fair value of consideration transferred over estimated fair value of the net tangible assets and intangible assets was recorded as goodwill.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the acquisition date. Estimates of deferred tax assets both current and non-current are subject to change, pending the finalization of certain tax returns (in thousands):

Accounts receivable, net	$7,057
Inventories, net	1,409
Property and equipment	10,014
Other tangible assets	306
Intangible assets	43,500
Total identifiable assets acquired	62,286
Accounts payable and other liabilities	(8,391)
Deferred taxes	(1,882)
Total liabilities assumed	(10,273)
Net identifiable assets acquired	52,013
Goodwill	14,813
Net assets acquired	$66,826

Intangible Assets

In our determination of the fair value of the intangible assets we considered, among other factors, the best use of acquired assets, analyses of historical financial performance and estimates of future financial performance of GreenLine.  The fair values of identified intangible assets were calculated using an income approach and estimates and assumptions provided by GreenLine’s and our management.  The rates utilized to discount net cash flows to their present values were based on weighted average cost of capital ranged from 11% to 16%.  This discount rate was determined after consideration of the rate of return on debt capital and equity that typical investors would require in an investment in companies similar in size and operating in similar markets as GreenLine. The following table sets forth the components of identified intangible assets associated with the GreenLine acquisition and their estimated useful lives (in thousands):

Trade names/Trademarks	$36,000
Customer relationships	7,500
Total	$43,500

In accordance with generally accepted accounting principles, we determined the useful life of intangible assets based on the expected future cash flows associated with the respective asset. There were no in-process research and development assets as of the acquisition date.  Customer relationships represent the underlying relationships and agreements with GreenLine’s installed customer base. Trade names and trademarks represent the fair value of the brand and name recognition associated with the marketing of GreenLine’s products and services.  Amortization expense for customer relationships is included in operating expenses.

Goodwill

Of the total estimated purchase price, approximately $14.8 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.  In accordance with ASC Topic 805, goodwill resulting from business combinations is tested for impairment at least annually (more frequently if certain indicators are present).  In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.  None of the goodwill is expected to be deductible for income tax purposes.

Debt

On April 23, 2012 in connection with the acquisition of GreenLine, Apio entered into three loan agreements with General Electric Capital Corporation and/or its affiliates (“GE Capital”), collectively (the “Apio Loan Agreements”):

1)
A five-year, $25.0 million asset-based working capital revolving line of credit, with an interest rate of LIBOR plus 2%, with availability based on the combination of the Apio’s, Cal Ex’s, and GreenLine Logistics, Inc.’s, an Ohio corporation and wholly-owned subsidiary of Apio (“GreenLine Logistics”), eligible accounts receivable and eligible inventory balances.

2)	A $12.7 million capital equipment loan which matures in seven years due in monthly principal and interest payments of $175,356 with interest based on a fixed rate of 4.39% per annum.

3)
A $19.1 million real estate loan, $1.2 million of which is due on April 23, 2013 and the remainder maturing in ten years.  The real estate loans have a fifteen year amortization period due in monthly principal and interest payments of $141,962 with interest based on a fixed rate of 4.02% per annum.   The principal balance remaining at the end of the ten year term is due in one lump sum on April 23, 2022.

The obligations of Apio and the borrowers thereunder arising from the Apio Loan Agreements are secured by liens on all of the property of Apio, Cal Ex, Apio Cooling, a California limited partnership and majority-owned subsidiary of Apio, and GreenLine Logistics.  The Apio Loan Agreements contain customary events of default under which obligations could be accelerated or increased.  Landec is guarantying all obligations of Apio, Cal Ex, Apio Cooling and GreenLine Logistics to GE Capital under the loans described in clauses (2) and (3) above and has pledged its equity interest in Apio as collateral under the loan described in (1) above.

Pre-Acquisition Contingencies

We have evaluated and continue to evaluate pre-acquisition contingencies related to GreenLine that existed as of the acquisition date.  If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the measurement period, amounts recorded for such matters will be made in the measurement period and, subsequent to the measurement period, in our results of operations.

3.  PRO FORMA FINANCIAL STATEMENTS ADJUSTMENTS

Pro forma adjustments giving effect to the acquisition which were based on GreenLine’s February 26, 2012 balances and the related financing in the unaudited pro forma condensed combined financial statements are as follows:

(A)	To record the proceeds from the credit facilities of $44.6 million
(B)	To record the sale of marketable securities to fund the acquisition of GreenLine
(C)	To record cash paid for GreenLine's common stock of $62.9 million and the payment of $1.1 million of acquisition costs
(D)
To record the difference between (1) the fair value of GreenLine's inventories purchased as part of the acquisition at estimated selling prices ("inventory step up") and (2) the amount of inventory on the books of GreenLine as of April 23, 2012

(E)	To record the difference between the fair value and the historical carrying value of GreenLine's deferred taxes
(F)	To record the difference between the fair value and the historical carrying value of GreenLine's plant, property, and equipment
(G)	To record the difference between the fair value and the historical carrying value of GreenLine's goodwill
(H)	To record the difference between the fair value and the historical carrying value of GreenLine's trademarks and customer relationships
(I)	To record the difference between (1) the deferred financing costs incurred by Landec on the credit facilities and (2) the write-off of GreenLine's historical net deferred financing costs
(J)	To record the seller funded liability for acquisition related GreenLine personnel bonuses paid by Landec post acquisition
(K)
To record the payoff of GreenLine's line of credit of $2.1 million, debt of $43.0 million, accrued management fees of $1.5 million, accrued interest of $1.1 million, and accrued facility lease of $823 on the acquisition date

(L)	To record the fair value of the estimated contingent consideration to be paid to the former shareholders of GreenLine upon certain performance targets being achieved of $3.9 million
(M)	To record the line of credit of $12.8 million and current and non-current portions of the credit facilities of $3.7 million and $28.1 million, respectively, entered into on the acquisition date
(N)	To eliminate GreenLine's historical shareholders' equity
(O)	To record the write-down of the step up of inventory to fair value from Landec's acquisition of GreenLine
(P)	To record the impact on depreciation as if the acquisition and related fair value adjustments to the historical carrying amounts of GreenLine property and equipment had occurred out on May 31, 2010
(Q)
To record the impact on intangible amortization out the acquisition and related fair value adjustments to the historical carrying amounts of GreenLine intangible assets had occurred as if on May 31, 2010

(R)	To remove the impact of GreenLine's debt related professional fees and Riverside's management fees
(S)	To record an adjustment to interest income for the net decrease in cash as a result of the acquisition at Landec's interest rate earned (1.0%) for the period presented
(T)	To remove GreenLine's historical interest expense and record the interest expense on the $44.6 million credit facility entered into on the acquisition date as if it occurred on May 31, 2010
(U)	To record the income tax impact of the pro forma adjustments at Landec's effective tax rate (38%) for the period presented